EXHIBIT 99.1

June 6, 2023

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

FHLBNY Announces 0% Development Advance Program

On June 5, the Federal Home Loan Bank of New York announced our new 0% Development Advance Program, which expands upon our successful Business Development Advance (“BDA”) to provide a full suite of zero percent advance products to provide members with subsidized funding to assist in the originating or purchasing of loans that address a number of key local community needs. In the coming months, we will add our Climate Development Advance, Infrastructure Advance and Tribal Development Advance offerings alongside the BDA, giving our cooperative a wide range of offerings under the 0% Development Advance Program to be even more responsive to our District’s needs. Members will be able to utilize the discounted liquidity made available through these advances to support their local communities by providing competitive interest rates to fund initiatives that help sustain local economies, foster job growth, enhance customer relationships and create opportunities for underserved communities.

We first launched the BDA in 2021 and saw a tremendous, and immediate, response from our members, who accessed the product to provide significant support for small business customers across our region. We anticipate that the 0% Development Advance Program will have a similar level of interest and impact when launched later this year. We will make $10 million in interest rate credits available for the Program upon launch, and members will be able to reserve credits of up to $250,000 on a first-come, first-served basis. More information on the Program will be provided as we draw closer to the launch date.

We are proud of the impact our cooperative has made through the BDA, and we are excited to build on this impact with the addition of our new advance products. The 0% Development Advance Program serves as a prime example of how our ability to execute on our foundational mission of delivering liquidity to our members can create opportunities for economic development in the communities we all serve.

A Nation of Local Lenders

The regional structure of the Federal Home Loan Bank System is one of our greatest strengths. It not only means that each FHLBank has close ties to the members and communities it serves, but it also gives the System a reach that spans the nation, allowing our liquidity to flow through these members into every community across the country.

This national presence was on full display in Washington, D.C. for a few days in late May at the 2023 FHLBank System Directors Conference, an annual event that draws directors from all 11 FHLBanks to our nation’s capital to discuss the current and future state of our System. Our Board of Directors was strongly represented, as was our senior management team, over the three days of meetings, panel discussions, presentations and educational sessions. The Conference agenda was significant, covering a wide array of topics ranging from our housing programs to risk management to information technology innovation across the System. But two key areas of discussion were the market-stabilizing role the System played by executing on our foundational liquidity mission at the onset of the banking challenges in mid-March 2023, and the Federal Housing Finance Agency’s FHLBank System at 100 initiative, which will make recommendations that will help chart the course for the System for its next century.

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Of course, as both the events of March 2023 and the FHFA’s review process have made clear, these recommendations must ensure that nothing is done to disrupt, diminish or devalue our liquidity mission. We are there in times of crisis – as was the case a few months ago, or during the other myriad crises the System has responded to over its nine-decade history -- and we are also there for everyday liquidity needs as well. The Federal Home Loan Banks matter every day because of who we serve.

America is a nation of local lenders, serving a wide, diverse and varying set of customer bases across this great country. When speaking with Member Directors at last month’s Conference, or hearing from our own members on a daily basis, or listening to the testimonials provided from local lenders throughout the country during the FHFA’s review, it becomes clear that liquidity needs vary from member to member – in volume, tenor, reason or date. The one constant is knowing that they can meet that need at their Home Loan Bank.

2023 FHLBNY Director Election Update

Our Board of Directors is essential to ensuring that we are always positioned to execute on our foundational liquidity mission and to support housing, representing and speaking for our members, guiding our decision-making and working with management on developing our strategy. This is why we ask our members to take an active role in the annual election process.

The FHLBNY has once again partnered with Survey & Ballot Systems (“SBS”) to administer the 2023 Director election process. To assure that your first email from SBS regarding the elections – covering nominations -- arrives safely in your inbox on June 26, 2023, please be sure to add the following email address to your email system to reduce the possibility of the email ‘bouncing’ or going into a ‘junk’ or ‘spam’ folder: noreply@directvote.net. If you do not receive this email by June 27, 2023, please contact SBS directly at support@directvote.net. Please note that only members of the FHLBNY that were stockholders as of December 31, 2022 will be able to participate in this year’s elections.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions about this process, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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